Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 15, 2020, relating to the consolidated financial statements of Fathom Holdings Inc. (formerly known as Fathom Holdings, LLC) which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Raleigh, North Carolina
July 1, 2020